NICHOLS RESEARCH CORPORATION
                EXHIBIT 11 - COMPUTATION OF EARNINGS PER SHARE

                                                                Year Ended August 31,
                                                      --------------------------------------------
Primary:                                              1994             1995          1996
                                                      --------------------------------------------
Weighted average common shares outstanding             6,054,503        6,112,576     6,443,489

Net common shares issuable on exercise of                150,806          166,533       382,310
certain stock options (1)
                                                      --------------------------------------------
Average common and common equivalent shares            6,205,309        6,279,109     6,825,799
outstanding
                                                      ============================================

Net income                                            $6,506,000       $7,202,000    $9,392,112
                                                      ============================================

Per share amount                                           $1.05            $1.15         $1.38
                                                      ============================================

(1) Net common shares issuable on exercise of certain stock options is calculated based upon the treasury stock method using the average market price.